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                                                                      EXHIBIT 29


                     AMERICAN STATES FINANCIAL CORPORATION

                         PRIVATE PLACEMENT IN CANADA OF
                             SHARES OF COMMON STOCK

THE OFFERING

     The shares of Common Stock being offered in Canada are part of an offering of 10,000,000 shares of Common Stock (the "Common Stock") of American States Financial Corporation, an Indiana corporation (the "Company") (11,500,000 shares of Common Stock if the Underwriters' over-allotment option is exercised in full), of which 8,000,000 shares of Common Stock are being offered initially in the United States and Canada (9,200,000 shares of Common Stock if the U.S. Underwriters' over-allotment option is exercised in full).

     Attached hereto is a copy of the prospectus filed with the Securities and Exchange Commission in the United States regarding the offering being made in the United States. The offering in Canada is being made solely in the Province of Ontario.

RESALE RESTRICTIONS

     The distribution of the shares of Common Stock in Ontario is being made on a private placement basis. Accordingly, any resale of such shares must be made in accordance with an exemption from the registration and prospectus requirements of applicable securities law. Purchasers of the shares of Common Stock are advised to seek legal advice prior to any resale of the shares of Common Stock.

REPRESENTATION BY PURCHASERS


     Confirmations of the acceptance of offers to purchase the shares of Common Stock will be sent to purchasers in Ontario who have not withdrawn their offers to purchase prior to the issuance of such confirmations. Each purchaser who receives a purchase confirmation will, by the purchaser's receipt thereof, be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that such purchaser is entitled under Ontario securities law to purchase such shares of Common Stock without the benefit of a prospectus qualified under such securities law.


ENFORCEMENT OF LEGAL RIGHTS

     The shares of Common Stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the Company's directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.